Exhibit 10.17
WHEN RECORDED RETURN TO:
James L. Pray
BrownWinick Law Firm
666 Grand Ave. Suite 2000
Des Moines, Iowa 50322

Preparer Information	James L. Pray	666 Grand Ave. Suite 2000	Des Moines, IA	(515) 242-2404

	Individual’s Name	Street Address	City	Phone

SPACE ABOVE THIS LINE FOR RECORDER
REAL ESTATE OPTION AGREEMENT
     THIS AGREEMENT is made this 5th day of             May             , 2005, by and between Fillmore Western Railway Company and , (hereinafter referred to as “Seller”) and Advanced BioEnergy, LLC, a Delaware limited liability company (hereinafter referred to as “Buyer”).
WITNESSETH:
     WHEREAS, Seller is the owner of real estate described in full at paragraph 1 below and is desirous of securing a future purchaser of said real property under defined terms; and
     WHEREAS, Buyer desires to acquire said property from Seller in accordance with the terms and conditions set forth hereafter.
     IN CONSIDERATION of the covenants and promises contained hereafter, it is agreed:
1.	PREMISES: That Seller hereby agrees to convey to Buyer by quit claim deed all real property and the 100-foot railroad right of way, including any “extra width” railroad right of way, and all other easements appurtenant to the use of the real estate, together with all track, ties, ballast, other track material and other improvements thereon owned, possessed, or claimed by the Fillmore Western Railway Company and more specifically described as follows:

All of the interests of Fillmore Western Railway Company, real or personal, from milepost 1.7 to milepost 3.7 on the Fillmore Western Railway Company line and running through the following sections:

Section 25 and 36, Township Eight (8) North, Range Three (3) West of the 6th P.M. AND Section 1, Township Eight (7) North, Range Three (3) West of the 6th P.M. all in Fillmore County, Nebraska.

A breakdown of the values of the real estate and track materials will be provided by the Seller at closing.

2.	CONSIDERATION: Buyer agrees to pay to Seller at the time of the execution of this Option Agreement the sum of $50,000.00 as a downpayment toward. The parties agree that there is valid and sufficient consideration for this Agreement based on this sum, the mutual obligations herein contained and other good and valuable consideration. In addition, Seller agrees not to enter into any other Purchase, Lease or Agreement of any kind with any other party relating to the subject property while this Purchase Agreement is in place.

3.	PURCHASE TERMS: Pursuant to the terms of this agreement, Seller agrees to sell and Buyer agrees to purchase the above-described real property with improvements thereon under the following terms and conditions:
a.	Purchase Price: The purchase price shall be: $500,000.00, inclusive of both real estate and all track, ties, ballast, other track material and other improvements thereon. Buyer agrees to pay to Seller at the time of the execution of this Purchase Agreement the sum of $50,000.00 as a downpayment toward the Purchase Price.
The Buyer agrees to pay in cash at closing the relevant amount as set forth above. Buyer shall be credited against said purchase price with the full amount paid in cash as the option consideration hereunder.
b.	Quit-Claim Deed: At closing, upon receipt of the full purchase price set forth above, Seller shall execute and deliver to Buyer an appropriate Quit Claim Deed, a Bill of Sale, if required for all track, ties, ballast, other track material and other improvements thereon, and other required filings for recording by Buyer.

c.	Taxes: Seller shall pay all real estate taxes ~~prorated to the date of closing~~ [Initialed TP and RLS] through tax year 2004.

d.	The parties agree that there is valid and sufficient consideration for this Agreement based on this sum, the mutual obligations herein contained and other good and valuable consideration. In addition, Seller agrees not to enter into any other Purchase, Lease or Agreement of any kind with any other party relating to the subject property while this Purchase Agreement is in place.

e.	Special Assessments: The Seller shall pay all special assessments which are a lien and due and payable on said property and can be paid as of the date of closing.

f.	Eminent Domain: In the event the property or any part thereof is taken or threatened to be taken pursuant to eminent domain after the notice of exercise of the above option, but prior to closing, the Buyer shall have the right at its election to cancel and terminate this agreement or to complete the purchase as set forth above with the Buyer being entitled to receive all condemnations proceeding against the real property.

g.	Closing: Subject to any approval by the Surface Transportation Board, closing shall be held on a date agreeable to the parties not later than 90 days from the date of the signing Purchase Agreement.

h.	Default: In the event Seller has fulfilled all of its obligations hereunder and all conditions precedent and concurrent to closing for which it is responsible and Buyer fails to fulfill its obligations hereunder and continues to fail and refuses to fulfill its obligations hereunder for more than 30 days after receipt of written notice of such default from Seller may either: 1) terminate this Agreement in which event it shall be entitled to retain the downpayment money and any other monies paid hereunder and such termination and retainage shall be the sole remedy and damages available to the Seller; or 2) pursue any legal and/or equitable remedy available to it. In the event Buyer fulfills all of its obligations hereunder and meets all conditions precedent and concurrent to closing for which it is responsible and Seller is unable, fails or refuses to meet its obligations hereunder for more than 30 days after receipt of written notice of such default, Buyer may either: 1) terminate this Agreement in which event it shall be entitled to receive refund of all of its option money deposits and any other monies paid hereunder and; 2) pursue any legal and/or equitable remedy available to it.

i.	Personal Property: Seller understands and agrees that Buyer shall have all rights in and to any personal property currently situated on the Real Estate.
~~5.~~	~~RECORDING OF OPTION: The parties hereto agree that this option Agreement shall be recorded.~~ [Initialed TP and RLS]
6.	INSPECTION RIGHTS: Buyer shall, until closing of this purchase Agreement, have the unrestricted rights to enter upon the subject property for purposes of performing any and all due diligence necessary to Buyer’s determination to purchase the subject property including, but not limited to, the taking of soil samples and testing of rail and track material. Seller has a duty to provide to Buyer any documents evincing title or environmental tests and studies that it may have that pertain to the Real Estate. TYO does not warrant any of the material contained therein for any structural integrity or suitability for any particular purpose. Buyer acknowledges that it is buying the materials from the track as salvage only, “AS IS – WHERE IS” and will make its own determination as to fitness and suitability for a purpose. Any attempt to continue use of these materials as a track structure will be at the discretion of the Buyer, and Buyer will assume all risks and liabilities associated with Buyer’ or any other persons or entities use of these materials as railroad track.
7.	RAILROAD DOCUMENTS: Seller agrees to provide copies of any related railroad files or maps in Seller’s possession that pertain to the Real Estate.

8.	STB FILINGS: Seller agrees to cooperate with any necessary filings that must be made with the Surface Transportation Board to effect this transaction.

9.	NOTICES: Any notice, demand or other document which either party is required or may desire to give or deliver to or make upon the other party shall be given in writing and served either personally or given by prepaid United States certified mail, return receipt requested, and addressed to the following addresses:

If to Seller:	Tie Yard of Omaha
c/o Terry Peterson
8202 F St
Omaha, NE 68127

If to Buyer:	Advanced BioEnergy, LLC
c/o Revis L. Stephenson III
137 N. 8th St.
Geneva, NE 68361
Either party hereto may designate a different address for itself, or additional persons to whom copies thereof are to be sent, by notice similarly given.

8.	REAL ESTATE BROKERS: The parties hereto represent that, absent specific disclosure in writing, no real estate brokers have been employed, utilized or relied upon by either party as a result of the real estate sale contemplated therein.

9.	TIME: Time is of the essence as to the performance of all of the terms and conditions of this Agreement.

10.	ATTORNEY FEES: Any action required of the Seller hereunder to enforce its rights to this Agreement shall entitle the Seller to the recovery of its reasonable attorney fees, costs and expenses incurred and necessary to the enforcement of said rights.

11.	GENERAL: This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Nebraska. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors and assigns. The captions and titles herein are for reference only and are not to be considered a part of this Agreement or in the interpretation hereof. This Agreement shall not be valid until signed by both parties. The phrase “execution and delivery hereof,” as used above, shall be the date the last party hereto signs this Agreement and serves it upon the other party in the same manner as set forth for notices. Time is of the essence.
12.	ADDITIONAL WARRANTY OF COOPERATION. Seller and Buyer acknowledge that exact and perfect real estate legal descriptions were not available at the time that this document was executed and agree that prior to closing a more exact and final real estate description will be used. Seller and Buyer further agree that to the extent that the milepost markers do not convey uninterrupted access to existing rail line to the north or leave a gap in the legal description that Seller agrees to convey any additional Real Estate owned by Seller that might be necessary. Any additional Real Estate that must be conveyed pursuant to this paragraph shall be paid for on a per-foot basis comparable to the consideration paid for the other Real Estate conveyed herein.
13.	EASEMENT. Seller conveys to Buyer an easement to use the FWRY right of way from MP 3.7 to Turkey Creek, for the purpose of underground pipeline and or other utitlities. [Handwritten: Purchase price of easement shall be an additional $10,000.00 (ten thousand dollars) TP RLS]
     IN WITNESS WHEREOF, said parties hereto subscribe their names.

SELLER:		BUYER:
ADVANCED BIOENERGY, LLC

By	/s/ Terry Peterson	By	/s/ Revis L. Stephenson III
	Fillmore Western Railway Company		Revis L. Stephenson III, Chairman
STATE OF      Nebraska                                        )
SS:
COUNTY OF Douglas     Douglas                         )
     On this 5th day of May, 2006, before me, the undersigned, a Notary Public in and for the State of Nebraska , personally appeared Terry Peterson to me personally known, who being by me duly sworn, did say that he is the Vice-President of Fillmore Western Railway Company, executing the within and foregoing instrument; that no seal has been procured by the said company; that said instrument was signed on behalf of the limited liability company by authority of its Board of Directors; and            Terry Peterson                     , as           Vice Pres          , acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the limited liability company, by it and by him voluntarily executed.

[SEAL]	/s/ Hollye Hempel Notary Public in and for the State of NE

STATE OF      Nebraska                                        )
SS:
COUNTY OF Douglas     Douglas                         )
     On this 5th day of May, 2006, before me, the undersigned, a Notary Public in and for the State of Nebraska, personally appeared Revis L. Stephenson III to me personally known, who being by me duly sworn, did say that he is the Chairman of Advanced BioEnergy, LLC, a limited liability company, executing the within and foregoing instrument; that no seal has been procured by the said limited liability company; that said instrument was signed on behalf of the limited liability company by authority of its members; and that Revis L. Stephenson III, as Chairman, acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the limited liability company, by it and by him voluntarily executed.

[SEAL]	/s/ Hollye Hempel Notary Public in and for the State of NE